Exhibit 8.1
Nelson Mullins Riley & Scarborough LLP
Attorneys and Counselors at Law
Atlantic Station / 201 17th Street, NW / Suite 1700 / Atlanta, GA 30363
Tel: 404.322.6000 Fax: 404.322.6050
www.nelsonmullins.com
March 11, 2008
Community Bankers Acquisition Corp.
9912 Georgetown Pike, Suite D-203
Great Falls, Virginia 22066

Re:	Agreement and Plan of Merger by and between Community Bankers Acquisition Corp. and BOE Financial Services of Virginia, Inc.
Ladies and Gentlemen:
     We have acted as counsel to Community Bankers Acquisition Corp., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-4 of the Company filed with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933 (the “Securities Act”) of a maximum of 7,106,057 shares of Community Banker’s common stock issuable pursuant to the Agreement and Plan of Merger, dated as of December 13, 2007, between the Company and BOE Financial Services of Virginia, Inc.
     We have participated in the preparation of the discussion set forth in the section entitled “The Merger—Material Federal Income Tax Consequences of the Merger” in the Registration Statement. In our opinion, such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,
/s/ Nelson Mullins Riley & Scarborough LLP

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